Exhibit 10.40

[LETTERHEAD OF PHARMATHENE, INC.]

September 30, 2008

PANACEA BIOTEC LTD.

B-1 Extn./ G-3, Mohan Co-op. Indl. Estate

Mathura Road, New Delhi - 110 044

India

Attn: Rajesh Jain

Re:   Letter Agreement

Ladies and Gentlemen:

In connection with the purchase by Kelisia Holdings Ltd., a company limited by shares established under the laws of Cyprus (“Kelisia”), an indirect wholly-owned subsidiary of Panacea Biotec Ltd., a public limited company established under the laws of India (together with its affiliates, “PBL”), of securities of PharmAthene, Inc., a Delaware corporation (“PIP”), pursuant to the Securities Purchase Agreement dated of even date herewith between PIP and Kelisia (the “Securities Purchase Agreement”) and the Investor Rights Agreement between PIP and Kelisia to be executed in the form attached as an exhibit to the Securities Purchase Agreement (the “Investor Rights Agreement”), (i) PBL has agreed to be bound by certain restrictions on its activities with respect to the securities to be acquired, and (ii) both PBL and PIP have agreed to engage in discussions from time to time relating to, among other things, the manufacture and/or process development by PBL of a portion of PIP’s proprietary Biodefense Medical Countermeasurers under development (the “PIP Countermeasures”) and to afford PIP a right of first negotiation respecting the possible commercialization and marketing of certain of PBL’s products, as more fully set forth in this letter below.  Unless otherwise stated herein, capitalized terms that are not defined in this letter agreement have the meaning set forth in the Securities Purchase Agreement.

Representations

PBL represents to PIP that Kelisia is an indirect wholly-owned subsidiary of PBL and agrees that it will remain an indirect majority-owned subsidiary of PBL so long as Kelisia owns or holds, directly or indirectly, any of the Securities.  PBL agrees that during such time it will not transfer, directly or indirectly, a substantial part of its ownership in Kelisia or Kelisia’s immediate parent company to (i) any individuals or entities whose business purpose in whole or in substantial part is competitive with the business of the Company (except to the extent that such transfer is to a wholly-owned direct or indirect subsidiary of PBL), (ii) individuals, entities or organizations (including governments or governmental agencies or organizations) then appearing on the list of Specially Designated National and Blocked Persons maintained by the U.S. Office of Foreign Assets Control (“OFAC”) or entities or individuals, transfer of such rights to whom might reasonably be expected to have an adverse effect on the ability of the Company to bid for and receive grants or contracts from the United States government, or (iii) entities or organizations then controlled by such individuals or having their registered office, headquarters or primary place of business located in a nation that is then subject to an OFAC sanctions program; provided that restriction contained in this paragraph shall no longer apply from such time at which the aggregate number of Shares (as defined in the Investor Rights Agreement) owned by Kelisia and that Kelisia may acquire upon exercise of the Warrant is 500,000 or fewer.  In the case of any transfer prior to such time, any transferee must, as a condition to such transfer, agree not to transfer, directly or indirectly, a substantial part of its ownership, if any, in Kelisia or Kelisia’s immediate parent company to individuals, entities or organizations listed in (i), (ii) or (iii) above.

To the knowledge of PBL after due inquiry, none of PBL, its directors, its executive officers and its Affiliates currently own any securities of the Company or any of its affiliates, nor did any of PBL, its directors, its executive officers and its Affiliates own securities of the Company prior to July 28, 2008, the date on which PBL and the Company entered into that certain Letter of Intent.

                For a period beginning on the date hereof and ending on the third anniversary of the Closing Date, other than with respect to Kelisia’s purchase of securities from the Company under the Securities Purchase Agreement, the Warrant or the Investor Rights Agreement, PBL agrees that neither it, nor any of its officers, directors or Affiliates will, directly or indirectly, as a member of a group or otherwise, purchase, offer to purchase, enter into any agreement relating to the purchase of, or otherwise engage in any transaction relating to, any securities of PIP whether publicly or privately.  Any breach of the covenant in the preceding sentence would cause PIP substantial and irrevocable damage and therefore, in the event of a breach or threatened breach by PBL of such covenant, PIP and/or its Affiliates, in addition to such other remedies which may be available, will be entitled to specific performance of such covenant and injunctive relief without the necessity of proving actual damages.  Such covenant shall survive any termination of this letter agreement.

PBL furthermore  represents and warrants that, during the period beginning 30 days prior to the date of this letter agreement and ending on the date of this letter agreement, none of the Investor or its Affiliates, or any entity acting under their direction or control, have engaged, directly or indirectly, in any trading of Common Stock, including, without limitation, short sales or hedging of any kind, other than as contemplated by the Securities Purchase Agreement.

PBL acknowledges and agrees that PBL’s representations set forth above under the heading “Representations” constitute material inducements to PIP to enter into the Securities Purchase Agreement and the Investor Rights Agreement (and the other agreements and documents contemplated thereby) with Kelisia.

Manufacturing/Process Development Work

As reasonably requested by either party from time to time, representatives of PIP will meet (whether in person, by telephone, video conference or other means) with authorized PBL personnel to discuss in good faith whether the parties are interested in negotiating and potentially entering into a manufacturing, process development or other similar arrangement with respect to the PIP Countermeasures (or components thereof), which to the extent permitted by law (including rules and regulations of the U.S. Food and Drug Administration (“FDA”), the U.S. Department of Health and Human Services and the International Traffic in Arms Regulations (ITAR)), shall include PIP’s Valortim®, Protexia® and SparVax™ product candidates.  If as a result of these discussions, PBL and PIP enter into a manufacturing, process development or other arrangement, any such arrangement and the work thereunder will comply in all respects with applicable U.S. laws, rules and regulations, including where applicable the FDA’s current Good Manufacturing Practices regulations (“cGMP”).

If, following their initial discussions, either PBL or PIP determines that it does not have an interest in a manufacturing, process development or similar arrangement with respect to one or more of the PIP Countermeasures or PIP determines that PBL’s manufacturing facilities are not being operated in compliance with cGMP, neither party shall be further obligated to engage in discussions in the future.  Furthermore, neither PIP nor PBL shall have any legally binding obligation to engage in negotiations with respect to, or to enter into, any manufacturing, process development or other arrangement respecting the PIP Countermeasures.  If PBL and PIP enter into negotiations with respect to any such potential arrangement, each of PBL and PIP shall have the right to terminate such negotiations at any time for any reason in its sole discretion (including in the case of PIP a determination on its part that the manufacture of, or process development related to, one or more of the PIP Countermeasures, or components thereof, outside the United States could have the effect of reducing the likelihood that any such PIP Countermeasure would be eligible to win a procurement award) and without any liability to the other party unless a definitive agreement is executed governing manufacturing, process development or other similar arrangement with respect to the PIP Countermeasures (or components thereof).

Nothing in this letter agreement shall be construed as precluding, limiting, restricting or preventing PIP in any way from discussing, negotiating or entering into manufacturing, process development or other arrangements or agreements, including option agreements, respecting the PIP Countermeasures or otherwise with any third party.  PIP shall be entitled to enter into any of the foregoing with any third party at any time (even if PIP is still in discussions or negotiations with PBL) without limitation or restriction.

PIP Right of First Negotiation

PIP shall have a right of first negotiation with respect to the sales, marketing and distribution of any and all PBL products (whether owned, developed or in-licensed by PBL – except to the extent that a specific license agreement prohibits such grant of first negotiation) that have utility or potential utility as a biodefense product in the United States (but excluding PBL’s rPA anthrax vaccine currently under development) (“PBL Biodefense Products”).  As such, subject to all of the provisions of the existing confidentiality agreements between the parties, PBL shall disclose to PIP all relevant information regarding the PBL Biodefense Products with respect to which PBL has any rights to sell, market, use or develop, and shall provide such additional information, including access to employees, as PIP may reasonably request from time to time.  For purposes of this letter agreement, the biodefense products in the United States shall include all biodefense medical countermeasures for “category A, B and C pathogens” as designated by the U.S. National Institutes of Allergy and Infectious Diseases (NIAID) and which may include emerging infectious diseases.

From time to time following written notice (the “Notice”) from PIP, and for five (5) years from the date of this letter agreement, PBL will negotiate with PIP in good faith and on an exclusive basis for sixty (60) days (the “Exclusivity Period”) to provide for the grant to PIP of exclusive sales, marketing and distribution rights in the United States (including a sub-license to all necessary intellectual property (the “Necessary Intellectual Property”), to the extent such sub-license is permitted) of one or more PBL Biodefense Products as identified in the Notice on such commercially reasonable terms as are mutually agreed upon by the parties. During the Exclusivity Period, neither PBL nor any of its officers, directors, employees, consultants and advisors will enter into any discussions, negotiations or legally binding agreements with any third party for the sale, marketing and/or distribution of any PBL Biodefense Product identified in the Notice in the United States.  For a period ending on the later of (i) the date that is five (5) years from the date of this letter agreement or (ii) the end of the Exclusivity Period, PBL covenants not to enter into any agreements that would restrict the sub-licensing of Necessary Intellectual Property to PIP.

Termination

The parties under this letter agreement hereby agree that in the event that the Securities Purchase Agreement is terminated by either party pursuant to Section 28 of the Securities Purchase Agreement, that this letter agreement shall be rendered null and void.

Other Terms

Unless otherwise agreed to in the relevant agreement, any manufacturing, process development or similar arrangement with respect to the PIP Countermeasures and any arrangement with respect to the sales, marketing and distribution of any and all PBL Biodefense Products is subject to termination at PIP’s or PBL’s option, respectively, following an acquisition or other transaction, by a third party, which would result in change of control of PBL or PIP.

Information exchanged by the parties under this letter agreement will be subject to, and governed by, the terms and conditions of the confidentiality agreement executed between the parties and effective on 4th April, 2008.

Each party agrees that in event that a settlement of any controversy, claim or dispute is not reached by mutual agreement, such controversy, claim or dispute will be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The place of arbitration will be in London, England and the arbitrator’s report will be submitted within six (6) months of the initiation of the arbitration process.  The applicable federal or state court shall have jurisdiction to enforce any award or remedy granted in the arbitration.  Each party will bear its own costs incurred in the course of arbitration.

This letter agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  This letter agreement and the rights and obligations of each party hereto may not be assigned or delegated without the prior written consent of the other parties hereto.  This letter agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.  This letter agreement may be executed in one or more counterparts each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

Sincerely,

PHARMATHENE, INC.

By:	/s/ David P. Wright
David P. Wright, CEO

AGREED AND ACCEPTED:

PANACEA BIOTEC LTD.

By:	/s/ Rajesh Jain
Name: Rajesh Jain
Title: Joint Managing Director

Date: September 30, 2008

[SIGNATURE PAGE TO PIP-PBL LETTER AGREEMENT]